Exhibit 99.1

FOR RELEASE AT 6:00 AM CENTRAL TIME (7:00 AM EASTERN TIME)

NOVAMED EYECARE REPORTS THIRD QUARTER 2003 RESULTS

CHICAGO (November 5, 2003) – NovaMed Eyecare, Inc. (Nasdaq: NOVA) today reported results for the third quarter and nine months ended September 30, 2003. Net income from continuing operations in the third quarter of 2003 was $797,000, or $0.04 per share, as compared to $909,000, or $0.04 per share, for the third quarter of 2002. The third quarter 2003 results included a pre-tax loss on the sale of minority interests of $188,000. The third quarter 2002 results included a pre-tax gain on the sale of minority interests of $101,000 and $443,000 in other income from the settlement of an antitrust class action lawsuit against a joint venture of two laser manufacturers.

Net income from continuing operations for the first nine months of 2003 was $2,146,000, or $0.10 per share, as compared to $3,071,000, or $0.13 per share, for the first nine months of 2002. Net income, including discontinued operations and the cumulative effect of a change in accounting principle, was $2,151,000, or $0.10 per share, in the first nine months of 2003 as compared to $1,446,000, or $0.06 per share, in the first nine months of 2002. The first nine months of 2002 results included a charge of $1,803,000, or $0.07 per share, as a cumulative effect of a change in accounting principle related to the impairment of goodwill.

For the quarter ended September 30, 2003, total net revenue was $14,374,000 compared to $13,264,000 for the prior year third quarter. Net revenue from surgical facilities was $9,374,000, up 13% from $8,277,000 in the prior year third quarter, primarily due to a 19% increase in cataract procedures and a 65% increase in other procedures. This growth in procedures more than offset the 17% decrease in laser vision correction procedures. Surgical facilities revenue from procedures other than laser vision correction increased 22% over the prior year third quarter and 13% on a same-facility basis. On a same-facility basis, cataract procedures grew 11% and other procedures grew 56% over the prior year third quarter. NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. Product sales and other revenue was $5,000,000 in the third quarter of 2003, a slight increase over the prior year third quarter.

For the nine months ended September 30, 2003, total net revenue was $41,895,000 compared to $40,086,000 for the same period last year. Net revenue from surgical facilities was $27,202,000, up 11%

from $24,473,000 in the prior year nine-month period, primarily due to a 27% increase in cataract procedures and a 49% increase in other procedures. This growth more than offset the 35% decrease in laser vision correction procedures. In the first nine months of 2003, revenue from laser vision correction procedures represented approximately 9% of our surgical facilities revenue as compared to 21% for the same period last year. Surgical facilities revenue from procedures other than laser vision correction increased 27% over the prior year nine-month period and 11% on a same-facility basis. On a same-facility basis, cataract procedures grew 12% and other procedures grew 31% over the prior year nine-month period. Product sales and other revenue was $14,693,000 in the first nine months of 2003 as compared to $15,613,000 for the same period last year. The majority of this decrease is due to a decline in sales at our wholesale lab business over the prior year that, we believe, continues to be largely due to economic conditions.

“I am pleased with our results for the third quarter and the continuing strong same-facility revenue and procedure growth in our core surgical facilities segment,” commented Stephen J. Winjum, NovaMed Chairman, President and Chief Executive Officer. “In September, we opened an ambulatory surgery center in Kansas City, Missouri that we developed in partnership with a local ophthalmologist. We are also awaiting final licensure approval for a new pain management ambulatory surgery center in New Albany, Indiana that we hope to obtain in the fourth quarter. With these two additions we will have 18 ambulatory surgery centers in our portfolio.”

“As of September 30, 2003, we had approximately $4.7 million in cash and no outstanding borrowings under our $30 million credit facility,” said Mr. Winjum. “In October, we received approximately $3.5 million in tax refunds, resulting from net operating losses realized from the execution of our discontinued operations and restructuring plans, increasing our cash balance to over $8 million. We continue to pursue multiple acquisition opportunities.”

NovaMed currently owns and operates 17 ambulatory surgery centers and provides services under eight fixed-site laser services agreements. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, November 5, 2003. Investors can listen to the call over the Internet by visiting www.companyboardroom.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through December 4, 2003.

This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to access capital to pursue our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; our future profitability could decrease because of existing agreements with physicians that may require us to sell additional equity interests in our ASCs at varying future intervals; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations and require us to incur significant expenditures; the continued acceptance of laser vision correction and other refractive surgical procedures; and demand for elective surgical procedures generally and in response to a protracted economic downturn. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2002 Form 10-K filed on April 14, 2003. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber

Executive Vice President and

Chief Financial Officer

(312) 664-4100

smacomber@novamed.com

NovaMed Eyecare, Inc.

Condensed Consolidated Statement of Operations

(Dollar amounts in thousands, except per share data; unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net revenue:
Surgical facilities	$9,374	$8,277	$27,202	$24,473
Product sales and other	5,000	4,987	14,693	15,613

Total net revenue	14,374	13,264	41,895	40,086

Operating expenses:
Salaries, wages and benefits	5,189	5,014	15,420	14,799
Cost of sales and medical supplies	3,400	3,458	10,192	10,245
Selling, general and administrative	2,947	2,838	8,776	8,346
Depreciation and amortization	665	655	1,960	1,967

Total operating expenses	12,201	11,965	36,348	35,357

Income from continuing operations	2,173	1,299	5,547	4,729
Interest (income) expense, net	(8)	101	(11)	296
Minority interest	700	222	1,955	350
Loss (Gain) on sale of minority interests	188	(101)	73	(537)
Other (income) expense, net	(38)	(438)	(53)	(498)

Income from continuing operations before income taxes	1,331	1,515	3,583	5,118
Income tax provision	534	606	1,437	2,047

Net income from continuing operations before cumulative effect of change in accounting principle	797	909	2,146	3,071
Net operating income from discontinued operations	1	18	5	199
Net income (loss) on disposal of discontinued operations	—	6	—	(21)
Cumulative effect of change in accounting principle	—	—	—	(1,803)

Net income	$798	$933	$2,151	$1,446

Earnings (loss) per common share – diluted:
Earnings from continuing operations before cumulative effect of change in accounting principle	$0.04	$0.04	$0.10	$0.13
Income from discontinued operations	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	(0.07)

Net earnings per diluted share	$0.04	$0.04	$0.10	$0.06

Shares used in computing diluted earnings per share	22,022	23,273	21,953	24,235

Selected operating data:
Number of surgical facilities as of end of period:
ASCs	17	16	17	16
LVC centers and fixed-site laser agreements	8	11	8	11
Number of surgical procedures performed:
Cataracts	6,267	5,256	18,181	14,361
LVC	1,368	1,649	4,614	7,056
Other eye surgery procedures	4,151	2,523	10,447	7,019

Total	11,786	9,428	33,242	28,436